March 29, 2006

Room 4561


Ms. Joan Hooper
Chief Accounting Officer
Dell Inc.
One Dell Way
Round Rock, Texas 78682

Re:	Dell Inc.
	Form 10-K for Fiscal Year Ended January 28, 2005
	Forms 10-Q for Fiscal Quarters Ended
      April 29, 2005, July 29, 2005 and October 28, 2005
      Forms 8-K dated October 31, 2005 and November 10, 2005
	File No. 0-17017


Dear Ms. Hooper:

	We have completed our review of the filings referenced above and do not, at this time, have any further comments.


								Sincerely,




								Brad Skinner
								Accounting Branch Chief